Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated May 8, 2023

Registration No. 333-271553

Pricing Term Sheet

T-MOBILE USA, INC.

$3,500,000,000

4.800% Senior Notes due 2028 (the “2028 Notes”)

5.050% Senior Notes due 2033 (the “New 2033 Notes”)

5.750% Senior Notes due 2054 (the “2054 Notes” and, collectively with the 2028 Notes and the New 2033 Notes, the “Notes”)

Pricing Supplement, dated May 8, 2023, to Preliminary Prospectus Supplement, dated May 8, 2023 (the “Preliminary Prospectus Supplement”), of T-Mobile USA, Inc. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined herein have the meanings given them in the Preliminary Prospectus Supplement.

	2028 Notes	New 2033 Notes	2054 Notes

Principal Amount:	$900,000,000	$1,350,000,000	$1,250,000,000

Title of Securities:	4.800% Senior Notes due 2028	5.050% Senior Notes due 2033*	5.750% Senior Notes due 2054

Final Maturity Date:	July 15, 2028	July 15, 2033	January 15, 2054

Public Offering Price:	99.789% of principal amount, plus accrued and unpaid interest, if any, from May 11, 2023	98.419% of principal amount, plus accrued and unpaid interest from February 9, 2023 (which accrued interest amount is $17,422,500.00)	99.595% of principal amount, plus accrued and unpaid interest, if any, from May 11, 2023

Coupon:	4.800%	5.050%	5.750%

Yield-to-Maturity:	4.848%	——	5.779%

Yield-to-Worst:	——	5.252%	——

Spread over Reference Treasury:	+135 bps	+173 bps	+195 bps

Reference Treasury:	3.500% UST due April 30, 2028	3.500% UST due February 15, 2033	4.000% UST due November 15, 2052

Reference Treasury Yield:	3.498%	3.522%	3.829%

Gross Proceeds Before Expenses:	$898,101,000	$1,346,079,000	$1,244,937,500

Net Proceeds Before Expenses:	$895,851,000	$1,341,016,500	$1,236,187,500

CUSIP/ISIN Numbers*:	CUSIP: 87264A DA0 ISIN: US87264ADA07	CUSIP: 87264A CY9 ISIN: US87264ACY91	CUSIP: 87264A DB8 ISIN: US87264ADB89

*

The New 2033 Notes will be an additional issuance of the 5.050% Senior Notes due 2033 issued by the Issuer in an aggregate principal of $1,250,000,000 on February 9, 2023 (the “Existing 2033 Notes”), will be fungible with the Existing 2033 Notes and will be consolidated with and form a single series with the Existing 2033 Notes. The New 2033 Notes will have the same terms as the Existing 2033 Notes, other than the settlement date and offering price, and will have the same CUSIP number as the Existing 2033 Notes.

Terms Applicable to All Notes

Issuer:	T-Mobile USA, Inc., a Delaware corporation

Optional Redemption:

Prior to the applicable Par Call Date with respect to each series of Notes, the Issuer may redeem the Notes of such series at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii)  (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming that such Notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points in the case of the 2028 Notes, 25 basis points in the case of the New 2033 Notes and 30 basis points in the case of the 2054 Notes less (b) unpaid interest accrued to the date of redemption (any excess of the amount described in this bullet point over the amount described in the immediately preceding bullet point, the “Make-Whole Premium”);

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date with respect to each series of Notes, the Issuer may redeem the Notes of such series, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

“Par Call Date” with respect to the applicable Series means:

Series	Par Call Date
2028 Notes	June 15, 2028
New 2033 Notes	April 15, 2033
2054 Notes	July 15, 2053

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2023

Record Dates:	January 1 and July 1

Underwriters:

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Santander US Capital Markets LLC

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

ING Financial Markets LLC

NatWest Markets Securities Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Academy Securities, Inc.

Penserra Securities LLC

Trade Date:	May 8, 2023

Settlement Date:

May 11, 2023 (T+3)

We expect that delivery of the Notes will be made to investors on or about May 11, 2023, which will be the third business day following the date of this pricing supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Form of Offering:	SEC Registered (Registration No. 333-271553)

Denominations:	$2,000 and integral multiples of $1,000

The Issuer has filed a registration statement (Registration No. 333-271553) (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement, the related Preliminary Prospectus Supplement and other documents the Issuer has filed with the SEC, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, the underwriters or any dealer participating in the offering will arrange to send you the Prospectus and related Preliminary Prospectus Supplement if you request it by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, barclaysprospectus@broadridge.com or by telephone at 1-888-603-5847; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, prospectus@citi.com or by telephone at 1-800-831-9146; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526, or by e-mail at prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-866-803-9204.

No PRIIPs KID: Not for retail investors in the European Economic Area (“EEA”) or the United Kingdom. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the United Kingdom.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers and other notices were automatically generated as a result of this communication being sent via Bloomberg or another communication system.